Exhibit 10.8

ADVISORY MANAGEMENT AGREEMENT
This ADVISORY MANAGEMENT AGREEMENT (this “Agreement”) is entered into on February 10, 2017, among BEHRINGER HARVARD OPPORTUNITY REIT II, INC., a Maryland corporation (the “Company”), BEHRINGER HARVARD OPPORTUNITY OP II LP, a Texas limited partnership (the “Operating Partnership”), and LSG-BH II ADVISOR LLC, a Delaware limited liability company (the “Advisor”).
W I T N E S S E T H
WHEREAS, the Operating Partnership was organized to acquire, own, operate, lease and manage real estate properties on behalf of the Company; and
WHEREAS, BHO II, Inc., a wholly owned subsidiary of the Company, is the general partner of the Operating Partnership; and
WHEREAS, Behringer Harvard Opportunity Advisors II, LLC (the “Behringer Advisor”) previously provided advisory services to the Company pursuant to that certain Fifth Amended and Restated Advisory Management Agreement dated as of July 25, 2016 (the “Behringer Advisory Agreement”); and
WHEREAS, the Behringer Advisor and the Company are entering into that certain Termination of Advisory Management Agreement concurrently with the execution of this Agreement pursuant to which the Behringer Advisory Agreement will be terminated; and
WHEREAS, the Advisor and the Behringer Advisor are entering into that certain Transition Services Agreement concurrently with the execution of this Agreement; and
WHEREAS, the Company and the Operating Partnership desire to avail themselves of the experience, sources of information, advice, assistance and certain facilities available to the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of, the Board, all as provided herein;
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereby agree as follows:

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ARTICLE I
DEFINITIONS
The following defined terms used in this Agreement shall have the meanings specified below:
Acquisition Expenses. A non-accountable acquisition expense reimbursement in the amount of: (i) 0.25% of the funds paid for purchasing an Asset, including any debt attributable to the Asset, plus 0.25% of the funds budgeted for development, construction or improvement in the case of Assets that the Company acquires and intends to develop, construct or improve or (ii) 0.25% of the funds advanced in respect of a loan or other investment. Acquisition Expenses also include any investment-related expenses due to third parties in the case of a completed investment, including legal fees and expenses, travel and communications expenses, costs of appraisals, accounting fees and expenses, third-party brokerage or finder’s fees, title insurance, premium expenses and other closing costs. Acquisition Expenses also include any payments approved in advance by the Board, and made to (i) a prospective seller of an asset, (ii) an agent of a prospective seller of an asset, or (iii) a party that has the right to control the sale of an asset intended for investment by the Company that are not refundable and that are not ultimately applied against the purchase price for such asset.
Acquisition and Advisory Fees. The fees payable to the Advisor pursuant to Section 3.01(b).
Acquisition Fees. Any and all fees and commissions, exclusive of Acquisition Expenses but including the Acquisition and Advisory Fees, paid by any Person to any other duly qualified and licensed Person (including any fees or commissions paid by or to any duly qualified and licensed Affiliate of the Company or the Advisor) in connection with making or investing in Mortgages or other loans or the purchase, development or construction of an Asset, including, without limitation, real estate commissions, selection fees, investment banking fees, third party seller’s fees (to the extent the Company agrees to pay any such fees as part of an acquisition), Development Fees, Construction Fees, non-recurring management fees, loan fees, points or any other fees of a similar nature. Excluded shall be Development Fees and Construction Fees paid to any Person not affiliated with the Advisor in connection with the actual development and construction of any Property.
Advisor. LSG-BH II Advisor LLC, a Delaware limited liability company, any successor advisor to the Company, or any Person to which LSG-BH II Advisor LLC or any successor advisor subcontracts all or substantially all of its functions.
Advisor Indemnified Party. Has the meaning set forth in Section 5.01 hereof.
Advisor Payments. Has the meaning set forth in Section 3.03 hereof.

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Advisor Personnel. Any person employed by the Advisor or any Affiliate of the Advisor who performs services on behalf of the Advisor for the Company, excluding those persons who also serve as an executive officer of the Company.
AFD Personnel. Advisor Personnel who are a subset of Advisor Personnel and provide AFD Services.
AFD Services. Services provided by Advisor Personnel in connection with the acquisition, financing, or disposition of Assets. AFD Services include management of the acquisition, financing, and disposition processes, and performance of services in support of acquisition, financing, and disposition transactions, including (1) review and preparation of due diligence materials associated with the transactions, (2) supervision or performance of site visits and tenant interviews, (3) review of rent rolls, (4) verification of leases and other contracts relating to the ownership, capital structure or operations of an Asset, and (5) review of environmental and property condition reports.
Affiliate or Affiliated. As to any Person, (i) any Person directly or indirectly owning, controlling, or holding, with the power to vote, 10% or more of the outstanding voting securities of such other Person; (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other Person; (iii) any Person, directly or indirectly, controlling, controlled by, or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.
Articles of Incorporation. The Articles of Incorporation of the Company filed with the Maryland State Department of Assessments and Taxation in accordance with the Maryland General Corporation Law, as amended or restated from time to time.
Assets. Properties, Mortgages, loans and other direct or indirect investments (other than investments in bank accounts, money market funds or other current assets) owned by the Company, directly or indirectly through one or more of its Affiliates or Joint Ventures or through other investment interests.
Asset Management Fee. The fee payable to the Advisor for day-to-day professional management services in connection with the Company and its investments in Assets pursuant to Section 3.01(a) of this Agreement.
Average Invested Assets. For a specified period, the average of the aggregate book value of the Assets before deduction for depreciation, bad debts or other non-cash reserves, computed by taking the average of the values at the end of each month during the period.
Bankruptcy Code. Has the meaning set forth in Section 6.14 hereof.
Behringer Advisor. Has the meaning set forth in the recitals.

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Behringer Advisory Agreement. Has the meaning set forth in the recitals.
Board. The Board of Directors of the Company.
Business Operations Infrastructure Costs. The costs associated with maintaining business operations infrastructure that can be shared between the Company and other investment funds sponsored by Affiliates of the Advisor to achieve operational cost efficiency, including: (i) network infrastructure, computers and information technology; (ii) business center costs; (iii) office management services; (iv) human resource services; (v) office space costs; (vi) rent for office space for shared service functions; (vii) office furniture and equipment; (viii) telephone and communications; (ix) general office supplies costs; and (x) kitchen food and beverage costs.
Bylaws. The bylaws of the Company, as the same are in effect from time to time.
Change of Control. Any (i) event (including, without limitation, issue, transfer or other disposition of Shares of capital stock of the Company or equity interests in the Operating Partnership, merger, share exchange or consolidation) after which any “person” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company or the Operating Partnership representing greater than 50% of the combined voting power of the Company’s or the Operating Partnership’s then outstanding securities, respectively; provided, that, a Change of Control shall not be deemed to occur as a result of any widely distributed public offering of the Shares, or (ii) direct or indirect sale, transfer, conveyance or other disposition (other than pursuant to clause (i)), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company or the Operating Partnership, taken as a whole, to any “person” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act).
Code. Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean the provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.
Company. Behringer Harvard Opportunity REIT II, Inc., a corporation organized under the laws of the State of Maryland. Unless the context clearly indicates otherwise, references to the Company shall include its direct and indirect subsidiaries, including the Operating Partnership.
Construction Fee. A fee or other remuneration for acting as general contractor and/or construction manager to construct improvements, supervise and coordinate projects or to provide major repairs or rehabilitations on a Property pursuant to the Property Management and Leasing Agreement, as of the date hereof, by and among the Company, the Operating Partnership and LSG-BH II Property Manager LLC, as amended from time to time.
Contract Purchase Price. The amount (i) actually paid in respect of the purchase, development, construction or improvement of a Property, (ii) of funds advanced with respect to a Mortgage or other loan, or (iii) actually paid in respect to the purchase of other Assets, in each

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case exclusive of Acquisition Fees and Acquisition Expenses but including any debt attributable to such acquired Assets.
Cost of Investment. For each Asset, (i) with respect to an Asset wholly-owned by the Company or any wholly-owned subsidiary, the Fully Loaded Cost, and (ii) in the case of an Asset owned by any Joint Venture or in some other manner in which the Company is a co‑venturer or partner or otherwise a co-owner, the portion of the Fully Loaded Cost that is attributable to the Company’s investment in the Joint Venture or other interest in such Asset.
Debt Financing Fee. Fee payable to the Advisor pursuant to Section 3.01(c).
Development Fee. A fee for the Development Services.
Development Services. The packaging of an Asset, including the negotiation and approval of plans, and any assistance in obtaining zoning and necessary variances and financing for a specific development Property, either initially or at a later date, pursuant to Section 3.01(d).
Director. A member of the Board.
Distributions. Any dividends or other distributions of money or other property by the Company to Stockholders, including distributions that may constitute a return of capital for federal income tax purposes but excluding distributions that constitute the redemption of any Shares and excluding distributions on any Shares before their redemption.
Estimated Valuation Policy. The Company’s Amended and Restated Policy for Estimation of Common Stock Value, as amended from time to time.
Exchange Act. The Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto.
Fully Burdened Compensation. Direct costs associated with salaries and wages and the related employment taxes and benefits for Advisor Personnel who are generally associated within a specific department or group whose job duties and responsibilities are aligned.
Fully Loaded Cost. The Contract Purchase Price of an Asset at the time of acquisition (exclusive of closing costs), plus the amount actually paid for the development, construction or improvement of the Asset, inclusive of expenses related thereto.
Hard Costs. The actual costs of goods, services, and materials incurred by the Advisor, including: (i) mobile phones and personal communication costs; (ii) travel and hotel expenses; (iii) meals and entertainment; (iv) conference fees and related charges; (v) employee recruiting fees; (vi) employee relocation costs; (vii) employee gifts and other; (viii) contract labor; (ix) education and training; (x) dues, subscriptions and licenses; (xi) office supplies; (xii) printing costs; (xiii) computer accessories and software and licensing costs; (xiv) postage, shipping and courier expenses.

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Independent Director. A Director who is not on the date of determination, and within the last two years from the date of determination has not been, directly or indirectly associated with the Advisor by virtue of (i) ownership of an interest in the Advisor or any of their Affiliates, other than the Company, (ii) employment by the Company, the Advisor or any of their Affiliates, (iii) service as an officer or director of the Advisor or any of their Affiliates, other than as a Director of the Company, (iv) performance of services for the Company, other than as a Director of the Company, (v) service as a director or trustee of more than three real estate investment trusts advised by the Advisor or its Affiliates, or (vi) maintenance of a material business or professional relationship with the Advisor or any of their Affiliates. Notwithstanding the foregoing, and consistent with (v) above, serving as a director of or receiving director fees from or owning an interest in a REIT or other real estate program advised or managed by the Advisor or its Affiliates shall not, by itself, cause a Director to be deemed associated with the Advisor. A business or professional relationship is considered material if the aggregate annual gross revenue derived by the Director from the Advisor and their Affiliates (excluding fees for serving as a director of the Company or other REIT or real estate program organized or advised or managed by the Advisor or its Affiliates) exceeds five percent of either the Director’s annual gross income during either of the last two years or the Director’s net worth on a fair market value basis. An indirect association with the Advisor shall include circumstances in which a Director’s spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law, or brother- or sister-in-law is or has been associated with the Advisor, any of their Affiliates, or the Company.
Intellectual Property Rights. All rights, titles and interests, whether foreign or domestic, in and to any and all trade secrets, confidential information rights, patents, invention rights, copyrights, service marks, trademarks, know-how, or similar intellectual property rights and all applications and rights to apply for such rights, as well as any and all moral rights, rights of privacy, publicity and similar rights and license rights of any type under the laws or regulations of any governmental, regulatory, or judicial authority, foreign or domestic and all renewals and extensions thereof.
Joint Ventures. A legal organization formed to provide for the sharing of the risks and rewards in an enterprise co-owned and operated for mutual benefit by two or more business partners and established to acquire or hold Assets.
Listing or Listed. The filing of a Form 8-A to register any class of the Company’s securities on a national securities exchange and an original listing application related thereto; provided, that the Shares shall not be deemed to be Listed until trading in the Shares shall have commenced on the relevant national securities exchange.
Mortgages. In connection with mortgage financing provided, invested in or purchased by the Company, all of the notes, deeds of trust, security interests or other evidence of indebtedness or obligations, which are secured or collateralized by Real Property owned by the borrowers under such notes, deeds of trust, security interests or other evidence of indebtedness or obligations.
Notice. Has the meaning set forth in Section 6.03 hereof.

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Offering. Any public offering of Shares pursuant to an effective registration statement filed under the Securities Act, other than a public offering of Shares under a distribution reinvestment plan.
Operating Partnership. Behringer Harvard Opportunity OP II, LP, a Delaware limited partnership, through which the Company may own Assets or otherwise conduct its operations.
Operating Partnership Agreement. The Amended and Restated Agreement of Limited Partnership of the Operating Partnership, among the Company, BHO II, Inc., BHO Business Trust II and the limited partner(s) set forth on Exhibit A thereto from time to time, dated as of January 4, 2008, as the same may be amended from time to time.
Person. An individual, corporation, association, business trust, estate, trust, partnership, limited liability company or other legal entity.
Property or Properties. As the context requires, any, or all, respectively, of the Real Property acquired by the Company, either directly or indirectly (whether through Joint Ventures or other investment interests, regardless of whether the Company consolidates the financial results of these entities).
Proprietary Property. All modeling algorithms, tools, computer programs, know-how, methodologies, processes, technologies, ideas, concepts, skills, routines, subroutines, operating instructions and other materials and aides used in performing the duties set forth in Section 2.02 that relate to advice regarding current and potential Assets, and all modifications, enhancements and derivative works of the foregoing.
Prospectus. Prospectus has the meaning set forth in Section 2(a)(10) of the Securities Act, including a preliminary prospectus, an offering circular as described in Rule 253 of the General Rules and Regulations under the Securities Act or, in the case of an intrastate offering, any document by whatever name known, utilized for the purpose of offering and selling securities of the Company.
Real Property or Real Estate. Land, rights in land (including leasehold interests), and any buildings, structures, improvements, furnishings, fixtures and equipment located on or used in connection with land and rights or interests in land.
REIT. A corporation, trust, association or other legal entity (other than a real estate syndication) that is engaged primarily in investing in interests in Real Estate (including fee ownership and leasehold interests) or in loans secured by Real Estate or both in accordance with Sections 856 through 860 of the Code.
Requesting Party. Has the meaning set forth in Section 3.03 hereof.
Sale or Sales. (i) Any transaction or series of transactions whereby: (A) the Company directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of any Property or portion thereof, including the

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lease of any Property consisting of a building only, and including any event with respect to any Property which gives rise to a significant amount of insurance proceeds or condemnation awards; (B) the Company directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of all or substantially all of the interest of the Company in any Joint Venture in which it is a co-venturer or partner; (C) any Joint Venture directly or indirectly (except as described in other subsections of this definition) in which the Company as a co-venturer or partner sells, grants, transfers, conveys, or relinquishes its ownership of any Property or portion thereof, including any event with respect to any Property which gives rise to insurance claims or condemnation awards; (D) the Company directly or indirectly (except as described in other subsections of this definition) sells, grants, conveys or relinquishes its interest in any Mortgage or other loan or portion thereof (including with respect to any Mortgage or other loan, all payments thereunder or in satisfaction thereof other than regularly scheduled interest payments of amounts owed pursuant to the Mortgage or other loan) and any event with respect to a Mortgage or other loan which gives rise to a significant amount of insurance proceeds or similar awards; or (E) the Company directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of any other Asset not previously described in this definition or any portion thereof, but (ii) not including any transaction or series of transactions specified in clause (i) (A) through (E) above in which the proceeds of such transaction or series of transactions are reinvested in one or more Assets within 180 days thereafter.
Securities Act. The Securities Act of 1933, as amended from time to time, or any successor statute thereto. Reference to any provision of the Securities Act shall mean the provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.
Shares. Any shares of the Company’s common stock, par value $0.0001 per share.
Stockholders. The record holders of the Company’s Shares as maintained in the books and records of the Company or its transfer agent.
Termination Date. The date of termination of this Agreement.
Texas Tax Code. The Texas Tax Code as amended by Texas H.B. 3, 79th Leg., 3rd C.S. (2006). Reference to any provision of the Texas Tax Code Act shall mean the provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable administrative rules as in effect from time to time.
Value of Investment. For each Asset, (i) with respect to an Asset wholly-owned by the Company or any wholly-owned subsidiary, the Asset’s value determined in connection with the Board’s establishment and publication of an estimated value per share as determined in accordance with the Estimated Valuation Policy, and (ii) in the case of an Asset owned by any Joint Venture or in some other manner in which the Company is a co-venturer or partner or otherwise a co-owner, the portion of the Asset’s value determined in connection with the Board’s establishment of an estimated value per share as determined in accordance with the Estimated Valuation Policy that is attributable to the Company’s investment in the Joint Venture or other

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interest in such Asset. Notwithstanding the foregoing, if the Company acquires an Asset after the Board’s most recent establishment and publication of an estimated value per share, the Asset’s value shall be the Cost of Investment.
ARTICLE II

THE ADVISOR
2.01.    Appointment. The Company hereby appoints the Advisor to serve as its advisor on the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment.
2.02.    Duties of the Advisor. The Advisor shall be deemed to be in a fiduciary relationship to the Company and its Stockholders. Subject to Section 2.08, the Advisor undertakes to use its commercially reasonable efforts to present to the Company potential investment opportunities consistent with the investment objectives and policies of the Company as determined and adopted from time to time by the Board. In performing its duties, subject to the supervision of the Board and consistent with the provisions of the Company’s most recent public filings, the Articles of Incorporation and Bylaws, the Advisor shall, either directly or by engaging a duly qualified and licensed Affiliate of the Advisor or other duly qualified and licensed Person:
(a)    provide the Company with research and economic and statistical data in connection with the Assets and investment policies of the Company;
(b)    manage the Company’s day-to-day operations and perform and supervise the various administrative functions reasonably necessary for the management and operations of the Company;
(c)    maintain and preserve the books and records of the Company, including stock books and records reflecting a record of the Stockholders and their ownership of the Company’s Shares;
(d)    investigate, select, and, on behalf of the Company, engage and conduct business with the duly qualified and licensed Persons as the Advisor deems necessary to the proper performance of its obligations hereunder, including duly qualified and licensed consultants, accountants, correspondents, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, builders, developers, property owners, mortgagors, property management companies, transfer agents and any and all agents for any of the foregoing, including duly qualified and licensed Affiliates of the Advisor, and duly qualified and licensed Persons acting in any other capacity deemed by the Advisor necessary or desirable for the performance of any of the foregoing services, including but not limited to entering into contracts in the name of the Company with any of the foregoing;

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(e)    consult with the officers of the Company and the Board and assist the Board in the formulation and implementation of the Company’s financial policies, and, as necessary, furnish the Board with advice and recommendations with respect to the making of investments consistent with the investment objectives and policies of the Company and in connection with any borrowings proposed to be undertaken by the Company;
(f)    subject to the provisions of Sections 2.02(h) and 2.03 hereof, (i) locate, analyze and select potential investments in Assets; (ii) structure and negotiate the terms and conditions of transactions pursuant to which investment in Assets will be made; (iii) make investments in Assets on behalf of the Company or the Operating Partnership in compliance with the investment objectives and policies of the Company; (iv) arrange for financing and refinancing and make other changes in the asset or capital structure of, and dispose of, reinvest the proceeds from the sale of, or otherwise deal with the investments in, Assets; and (v) enter into leases of Property and service contracts for Assets with duly qualified and licensed Persons and, to the extent necessary, perform all other operational functions for the maintenance and administration of the Assets, including the servicing of Mortgages;
(g)    provide the Board with periodic reports regarding prospective investments in Assets;
(h)    obtain the prior approval of the Board (including a majority of all Independent Directors) for any and all investments in Assets;
(i)    negotiate on behalf of the Company with banks or lenders for loans to be made to the Company, negotiate on behalf of the Company with investment banking firms and broker-dealers, and negotiate private sales of Shares and other securities of the Company or obtain loans for the Company, as and when appropriate, but in no event in such a way so that the Advisor shall be acting as broker-dealer or underwriter; and provided, further, that any fees and costs payable to third parties incurred by the Advisor in connection with the foregoing shall be the responsibility of the Company;
(j)    obtain reports (which may be prepared by or for the Advisor or its Affiliates), where appropriate, concerning the value of investments or contemplated investments of the Company in Assets;
(k)    from time to time, or at any time reasonably requested by the Board, make reports to the Board of its performance of services to the Company under this Agreement;
(l)    assist the Company in arranging for all necessary cash management services;
(m)    deliver to or maintain on behalf of the Company copies of all appraisals obtained in connection with the investments in Assets;
(n)    upon request of the Company, act, or obtain the services of other duly qualified and licensed Persons to act, as attorney-in-fact or agent of the Company in making, acquiring and disposing of Assets, disbursing and collecting funds on behalf of the Company, paying the

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debts and fulfilling the obligations of the Company and retaining counsel or other advisors to assist in handling, prosecuting and settling any claims of the Company, including foreclosing and otherwise enforcing mortgage and other liens and security interests comprising any of the Assets;
(o)    supervise the preparation and filing and distribution of returns and reports to governmental agencies and to Stockholders and other investors and act on behalf of the Company;
(p)    provide office space, equipment and personnel as required for the performance of the foregoing services as Advisor;
(q)    assist the Company in preparing all reports and returns required by the Securities and Exchange Commission, Internal Revenue Service and other state or federal governmental agencies; and
(r)    do all things necessary to assure its ability to render the services described in this Agreement.
2.03.    Authority of Advisor.
(a)    Pursuant to the terms of this Agreement (including the restrictions included in this Section 2.03, in Section 2.06, and in the written consent of the special committee of the Board adopted on February 16, 2014), and subject to the continuing and exclusive authority of the Board over the management of the Company, the Board hereby delegates to the Advisor the authority to (i) locate, analyze and select investment opportunities for the Company, (ii) structure the terms and conditions of transactions pursuant to which investments will be made or acquired for the Company, (iii) acquire Properties, make and acquire Mortgages and other loans and invest in other Assets in compliance with the investment objectives and policies of the Company, (iv) arrange for financing or refinancing of Assets, (v) enter into leases for the Properties and service contracts for the Assets with duly qualified and licensed non-affiliated and Affiliated Persons, including oversight of non-affiliated and Affiliated Persons that perform property management, acquisition, advisory, disposition or other services for the Company, (vi) oversee duly qualified and licensed property managers and other Persons who perform services for the Company, and (vii) arrange for, or provide, accounting and other record-keeping functions at the Asset level.
(b)    Notwithstanding the foregoing, any investment in Assets by the Company (as well as any financing acquired by the Company in connection with the investment), will require the prior approval of the Board (including a majority of the Independent Directors).
(c)    The prior approval of a majority of the Independent Directors and a majority of the Board not otherwise interested in the transaction will be required for each transaction with the Advisor or its Affiliates.
(d)    If a transaction requires approval by the Board, the Advisor will deliver to the Directors all documents required by them to properly evaluate the proposed transaction.

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The Board may, at any time upon the giving of written notice to the Advisor, modify or revoke the authority set forth in this Section 2.03. If and to the extent the Board so modifies or revokes the authority contained herein, the Advisor shall henceforth submit to the Board for prior approval the proposed transactions involving investments in Assets as thereafter require prior approval; provided, however, that the modification or revocation shall be effective upon receipt by the Advisor and shall not be applicable to investment transactions to which the Advisor has committed the Company prior to the date of receipt by the Advisor of the notification.
2.04.    Bank Accounts. The Advisor may establish and maintain one or more bank accounts in its own name for the account of the Company or in the name of the Company and may collect and deposit into any account or accounts, and disburse from any account or accounts, any money on behalf of the Company, under the terms and conditions as the Board may approve; provided, however, that no funds of the Company shall be commingled with the funds of the Advisor; and the Advisor shall from time to time render accountings of the collections and payments to the Board, its Audit Committee and the auditors of the Company.
2.05.    Records; Access. The Advisor shall maintain records of all its activities hereunder and make the records available for inspection by the Board and by counsel, auditors and authorized agents of the Company, at any time or from time to time during normal business hours. The Advisor shall at all reasonable times have access to the books and records of the Company.
2.06.    Limitations on Activities. Anything else in this Agreement to the contrary notwithstanding, the Advisor shall refrain from taking any action which, in its sole judgment made in good faith, would (a) adversely affect the status of the Company as a REIT, (b) subject the Company to regulation under the Investment Company Act of 1940, as amended, or (c) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company, the Shares or any of the Company’s securities, or otherwise not be permitted by the Articles of Incorporation, the Bylaws or the Operating Partnership Agreement, except if the action shall be ordered by the Board, in which case the Advisor shall promptly notify the Board of the Advisor’s judgment of the potential impact of the action and shall refrain from taking the action until it receives further clarification or instructions from the Board. In such event the Advisor shall have no liability for acting in accordance with the specific instructions of the Board so given. The Advisor, its directors, officers, employees and stockholders, and the directors, officers, employees and stockholders of the Advisor’s Affiliates shall not be liable to the Company or to the Board or Stockholders for any act or omission by the Advisor, its directors, officers, employees or stockholders, or for any act or omission of any Affiliate of the Advisor, its directors, officers or employees or stockholders except as provided in Section 5.02 of this Agreement.
2.07.    Relationship with Directors. Directors, officers and employees of the Advisor or an Affiliate of the Advisor may serve as Directors, officers or employees of the Company, except that no director, officer or employee of the Advisor or its Affiliates who also is a Director shall receive any compensation from the Company for serving as a Director other than

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reasonable reimbursement for travel and related expenses incurred in attending meetings of the Board.
2.08.    Other Activities of the Advisor. Nothing herein contained shall prevent the Advisor or its Affiliates from engaging in other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by the Advisor or its Affiliates; nor shall this Agreement limit or restrict the right of any director, officer, employee, or stockholder of the Advisor or its Affiliates to engage in any other business or to render services of any kind to any other Person. The Advisor may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein. The Advisor shall report to the Board the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, which creates or could create a conflict of interest between the Advisor’s obligations to the Company and its obligations to or its interest in any other Person. The Advisor or its Affiliates shall promptly disclose to the Board knowledge of such condition or circumstance. The Advisor shall inform the Board at least quarterly of the investment opportunities, of which the Advisor has knowledge that have been offered to other programs with similar investment objectives sponsored by the Advisor, any Director or their respective Affiliates. If the Advisor, any Director or any Affiliates of the foregoing have sponsored other investment programs with similar investment objectives which have investment funds available at the same time as the Company, it shall be the duty of the Board (including the Independent Directors) to adopt a reasonable method by which investments are to be allocated to the competing investment entities and to use their best efforts to apply such method fairly to the Company.
ARTICLE III

COMPENSATION
3.01.    Fees.
(a)    Asset Management Fee. The Company shall pay the Advisor a monthly Asset Management Fee on the 15th day of each month in an amount equal to 1/12th of 0.7% of, for each and every Asset, the Value of Investment. The Advisor, in its sole discretion, may waive, reduce or defer all or any portion of the Asset Management Fee to which it would otherwise be entitled.
(b)    Acquisition and Advisory Fees. The Company shall pay the Advisor a fee in the amount of 1.5% of the Contract Purchase Price of each Asset as Acquisition and Advisory Fees. The total of all Acquisition Fees and any Acquisition Expenses shall be limited in accordance with the Articles of Incorporation. Acquisition and Advisory Fees shall be paid as follows: (i) for real property (including properties where development/redevelopment is expected), at the time of acquisition, (ii) for development/redevelopment projects (other than the initial acquisition of the real property), at the time that funds are disbursed pursuant to a final approved budget, and (iii) for loans and similar assets (including without limitation mezzanine

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loans), quarterly based on the value of loans made or acquired. In the case of a development/redevelopment project subject to clause (ii) above, upon completion of the development/redevelopment project, the Advisor shall determine the actual amounts paid. To the extent the amounts actually paid vary from the budgeted amounts on which the Acquisition and Advisory Fee was initially based, the Advisor will pay or invoice the Company for 1.5% of the budget variance such that the Acquisition and Advisory Fee is ultimately 1.5% of amounts expended on such development/redevelopment project. The Advisor, in its sole discretion, may waive, reduce or defer all or any portion of the Acquisition and Advisory Fees to which it would otherwise be entitled.
(c)    Debt Financing Fee. In the event of any debt financing obtained by or for the Company (including any refinancing of debt), the Company will pay to the Advisor a non-accountable debt financing fee equal to 0.5% of the amount available under the financing. The Company shall pay directly all third-party costs associated with obtaining debt financing, including without limitation mortgage broker fees, placement fees and loan origination fees. The Advisor, in its sole discretion, may waive, reduce or defer all or any portion of the Debt Financing Fee to which it would otherwise be entitled.
(d)    Development Fee. If the Advisor or an Affiliate provides the Development Services, the Company shall pay the Advisor Development Fees in amounts that are usual and customary for comparable services rendered to similar projects in the geographic market; provided, however, that a majority of the Independent Directors must determine that such Development Fees are fair and reasonable and on terms and conditions not less favorable than those available from unaffiliated third parties. Development Fees will include the reimbursement of the specified cost incurred by the Advisor for engaging third parties for such services. The Advisor, in its sole discretion, may waive, reduce or defer all or any portion of the Development Fee to which it would otherwise be entitled. Notwithstanding the above, the Advisor may engage (on behalf of the Company) third parties to provide Development Services pursuant to its authority under Section 2.03 and pay such third parties all applicable Development Fees.
3.02.    Other Services. Should the Board request that the Advisor or any director, officer or employee thereof render services for the Company other than set forth in Section 2.02, the services shall be separately compensated at the rates and in the amounts as are agreed by the Advisor and the Independent Directors, subject to the limitations contained in the Articles of Incorporation, and shall not be deemed to be services pursuant to the terms of this Agreement.
3.03.    Audit of Advisor Payments. It is the intention of the parties hereto to conform strictly to the applicable provisions hereof as to fees, reimbursements and any other amounts (the “Advisor Payments”) to be paid to the Advisor hereunder. However, at any time, either party shall have the right, upon reasonable written notice, to engage a separate audit, on a confidential basis, of its own and the other party’s records, books and accounts in respect of Advisor Payments to ascertain whether the Advisor Payments were properly determined and paid. An audit may be engaged only once in any 12-month period regardless of which party engages the audit. Any such audit shall be conducted by an independent certified public accounting firm of

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recognized national standing designated by the party requesting the audit (the “Requesting Party”), other than the then current auditor of its or any of its Affiliates’ financial statements, and shall be conducted during regular business hours and in such a manner so as not to interfere with the Company’s or the Advisor’s regular business activities. The Requesting Party shall bear the costs of the audit unless the audit conclusively reveals an underpayment or overpayment of Advisor Payments adverse to the Requesting Party in an amount greater than 10% of the total amount of Advisor Payments owed for the period being inspected, in which case the other party shall bear the costs of the audit. Any auditor who is engaged to perform an audit shall not be compensated on a contingent basis or any other basis that would tend to give the auditor an interest in the outcome of the audit, and the auditor shall perform its audit on an impartial basis and certify in writing as such. If the audit conclusively reveals an overpayment or underpayment of Advisor Payments, the Company or the Advisor shall promptly pay to the other party the amount of the overpayment or underpayment, as the case may be, without interest. Any underpayment or overpayment under this Agreement shall not be a breach of this Agreement unless and until an audit performed in accordance with this Section 3.03 is completed and the party who may be obligated to make a payment hereunder as a result of such audit shall have failed to promptly make any required payment.
ARTICLE IV

TERM AND TERMINATION
4.01.    Term; Renewal. Subject to Section 4.02 below, this Agreement shall continue in force for one year from the date hereof. Thereafter, this Agreement may be renewed for an unlimited number of successive one-year terms upon mutual consent of the parties. It is the duty of the Board to evaluate the performance of the Advisor annually before renewing the Agreement, and each such renewal shall be for a term of no more than one year.
4.02.    Termination. This Agreement will automatically terminate upon Listing. This Agreement also may be terminated at the option of either party upon 60 days’ written notice without cause or penalty (if termination is by the Company, then the termination shall be upon the approval of a majority of the Independent Directors). Notwithstanding the foregoing, the provisions of Section 4.03, Article V and Article VI shall continue in full force and effect and shall survive the termination or expiration of this Agreement.
4.03.    Payments to and Duties of Advisor upon Termination.
(a)    After the Termination Date, the Advisor shall not be entitled to compensation for further services hereunder except it shall be entitled to, and shall receive from the Company within 30 days after the effective date of the termination, all unpaid fees payable to the Advisor earned or related to any period up to the time of termination of this Agreement.
(b)    The Advisor shall promptly upon termination:

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(i)    pay over to the Company all money collected and held for the account of the Company pursuant to this Agreement, after deducting any accrued compensation to which it is then entitled under this Agreement;
(ii)    deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;
(iii)    deliver to the Board all assets, including the Assets, and documents of the Company then in the custody of the Advisor; and
(iv)    cooperate with the Company and take all reasonable actions requested by the Company to provide an orderly management transition.
ARTICLE V

INDEMNIFICATION
5.01.    Indemnification by the Company.
(a)    The Advisor assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith to the best of its abilities and shall not be responsible for any action or inaction of the Board or the Company in following or declining to follow any advice or recommendations of the Advisor. The Advisor and its Affiliates, and the directors, officers, employees, partners, members, stockholders, other equity holders, agents and representatives of the Advisor and its Affiliates (each, an “Advisor Indemnified Party”), will not be liable to the Company, any subsidiary of the Company, the Board, the stockholders of the Company or of any of the Company’s subsidiaries, partners or members or any other Person for any acts or omissions by any Advisor Indemnified Party performed in accordance with and pursuant to this Agreement, except by reason of any act or omission constituting bad faith, willful misconduct, gross negligence, or reckless disregard of the duties under this Agreement on the part of such Advisor Indemnified Party. The Company shall, to the full extent lawful, reimburse, indemnify and hold harmless each Advisor Indemnified Party, of and from any and all expenses, losses, damages, liabilities, taxes, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees), in respect of or arising from (i) any acts or omissions of such Advisor Indemnified Party performed under this Agreement and not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties on the part of such Advisor Indemnified Party under this Agreement and (ii) any matter, act or omission occurring prior to the date hereof relating to, in connection with, or in respect of, the Company or any of its Affiliates or any of their respective businesses, assets or properties (including any claim or litigation asserted or instigated by a third party); provided, however, that to the extent that an Advisor Indemnified Party recovers insurance proceeds with respect to any matter for which the Advisor Indemnified Party is entitled to indemnification, then the amount payable to such Advisor Indemnified Party under this Section 5.01 in respect of such matter shall be reduced by the amount of such recovered insurance proceeds. In addition, the Company shall

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advance funds to an Advisor Indemnified Party for reasonable legal fees and other reasonable costs and expenses incurred as a result of any claim, suit, action or proceeding for which indemnification is being sought; provided, however, that such Advisor Indemnified Party undertakes to repay such advanced funds to the Company, together with the applicable legal rate of interest thereon, in cases in which such Advisor Indemnified Party is found pursuant to a final and non-appealable order or judgment to not be entitled to indemnification.
(b)    The indemnity provided for pursuant to this Section 5.01 shall extend, without limitation, to any claims to the extent relating to any of the events or outcomes set forth in the Prospectus or in any other filing made by the Company with the Securities and Exchange Commission as possible results, outcomes or risks associated with the business and investment objectives of the Company. Notwithstanding the provisions of this Section 5.01, the Advisor shall not be entitled to indemnification or be held harmless pursuant to this Section 5.01 for any activity with respect to which the Advisor shall be required to indemnify or hold harmless the Company pursuant to Section 5.02.
5.02.    Indemnification by Advisor. The Advisor shall indemnify and hold harmless the Company from contract or other liability, claims, damages, taxes or losses and related expenses including attorneys’ fees, to the extent that the liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Advisor’s bad faith, fraud, misfeasance, willful misconduct, gross negligence or reckless disregard of its duties under this Agreement, but the Advisor shall not be held responsible for any action or inaction of the Board of the Company in following or declining to follow any advice or recommendation given by the Advisor.
ARTICLE VI
MISCELLANEOUS
6.01.    Assignment to an Affiliate. This Agreement and any rights, duties, liabilities and obligations hereunder and the fees and compensation related thereto may be assigned by the Advisor, in whole or in part, to a duly qualified and (if required to be) licensed Affiliate of the Advisor without obtaining the approval of the Board. Any other assignment shall be made only with the approval of a majority of the Board (including a majority of the Independent Directors). The Advisor may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Board. This Agreement shall not be assigned by the Company without the consent of the Advisor, except in the case of an assignment by the Company to a corporation or other organization which is a successor to all of the assets, rights and obligations of the Company, in which case the successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company is bound by this Agreement. This Agreement shall be binding on successors to the Company resulting from a Change of Control or sale of all or substantially all the assets of the Company or the Operating Partnership, and shall likewise be binding upon any successor to the Advisor.

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6.02.    Relationship of Advisor and Company. The Company and the Advisor are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.
6.03.    Notices. All notices, consents, approvals, waivers or other communications (each, a “Notice”) required or permitted hereunder, except as herein otherwise specifically provided, shall be in writing and shall be: (a) delivered personally or by commercial messenger; (b) sent via a recognized overnight courier service; (c) sent by registered or certified mail, postage pre-paid and return receipt requested; or (d) sent by facsimile transmission, provided confirmation of receipt is received by sender and the original Notice is sent or delivered contemporaneously by an additional method provided in this Section 6.03; in each case so long as such Notice is addressed to the intended recipient thereof as set forth below. Any party may change its address specified above by giving each party Notice of such change in accordance with this Section 6.03. Any Notice shall be deemed given upon actual receipt (or refusal of receipt).

To the Company and the Operating Partnership:	Behringer Harvard Opportunity REIT II, Inc. 1985 Cedar Bridge Avenue, Suite 1 Lakewood, New Jersey 08701 Attention: Joseph E. Teichman, Esq. General Counsel and Secretary
With a copy to:	Andreas K. Bremer 17130 Dallas Parkway Suite 240 Dallas, TX 75248 Robert H. Bergdolt DLA Piper LLP 4141 Parklake Avenue Suite 300 Raleigh, North Carolina 27612-2350

To the Advisor:	LSG-BH II Advisor LLC 1985 Cedar Bridge Avenue, Suite 1 Lakewood, New Jersey 08701 Attention: Joseph E. Teichman, Esq. General Counsel and Secretary
With a copy to:	Proskauer Rose LLP Eleven Times Square New York, New York 10036 Attention: Peter M. Fass, Esq. James P. Gerkis, Esq.

6.04.    Modification. This Agreement shall not be amended or supplemented, in whole or in part, except by an instrument in writing signed by all the parties hereto, or their respective successors or permitted assignees.
6.05.    Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue

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of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
6.06.    Choice of Law; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, and any action brought to enforce the agreements made hereunder or any action which arises out of the relationship created hereunder shall be brought exclusively in any of the federal or state courts located in the Borough of Manhattan in New York City.
6.07.    Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.
6.08.    Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of the right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted the waiver.
6.09.    Gender; Number. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.
6.10.    Headings. The titles and headings of sections and subsections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.
6.11.    Execution in Counterparts. This Agreement may be executed with counterpart signatures or in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Management Agreement to produce or account for more than one such counterpart.
6.12.    Ownership of Proprietary Property. The Advisor and its Affiliates have or may have a proprietary interest in the name “Lightstone”. The Advisor hereby grants to the Company, to the extent of any proprietary interest the Advisor may have in the name “Lightstone”, a non-transferable, non-assignable, non-exclusive, royalty-free right and license to use the name “Lightstone” during the term of this Agreement. The Company agrees that the Advisor and its Affiliates will have the right to approve any use by the Company of the name “Lightstone”, such approval not to be unreasonably withheld or delayed. Accordingly, and in recognition of this right, if at any time the Company ceases to retain the Advisor or one of its Affiliates to perform

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advisory services for the Company, the Company will, promptly after receipt of a written request from the Advisor, cease to conduct business under or use the name “Lightstone” or any derivative thereof and the Company shall change its name and the names of any of its subsidiaries to a name that does not contain the name “Lightstone” or any other word or words that might, in the reasonable discretion of the Advisor, be susceptible of indication of some form of relationship between the Company and the Advisor or any its Affiliates. At such time, the Company also will make any changes to any trademarks, servicemarks or other marks necessary to remove any references to the word “Lightstone”. Consistent with the foregoing, it is specifically recognized that the Advisor or one or more of its Affiliates has in the past and may in the future organize, sponsor or otherwise permit to exist other investment vehicles (including vehicles for investment in real estate) and financial and service organizations having the name “Lightstone” as a part of their name, all without the need for any consent (and without the right to object thereto) by the Company. Neither the Advisor nor any of its Affiliates makes any representation or warranty, express or implied, with respect to the name “Lightstone” licensed hereunder or the use thereof (including, without limitation, as to whether the use of the name “Lightstone” will be free from infringement of the intellectual property rights of third parties). Notwithstanding the preceding, the Advisor represents and warrants that it is not aware of any pending claims or litigation or of any claims threatened in writing regarding the use or ownership of the name “Lightstone”.
6.13.    Treatment Under Texas Margin Tax. For purposes of the Texas margin tax, the Advisor’s performance of the services specified in this Agreement may cause the Advisor to conduct part of the active trade or business of the Company, and the compensation specified in Article III may include both the payment of management fees and the reimbursement of specified costs incurred in the Advisor’s conduct of the active trade or business of the Company. If Advisor were deemed to conduct part of the active trade or business of the Company for the purposes of the Texas Margin Tax, (i) Advisor and Company intend Advisor to be, and shall treat Advisor as, a “management company” within the meaning of Section 171.0001(11) of the Texas Tax Code and (ii) the Company and the Advisor will apply Sections 171.1011(m-1) and 171.1013(f)-(g) of the Texas Tax Code to the Company’s reimbursements paid to the Advisor pursuant to this Agreement of specified costs and wages and compensation. If applicable, the Advisor and the Company further recognize and intend that (i) as a result of the fiduciary relationship created by this Agreement and acknowledged in Section 2.02, reimbursements paid to the Advisor pursuant to this Agreement are “flow-through funds” that the Advisor is mandated by law or fiduciary duty to distribute, within the meaning of Section 171.1011(f) of the Texas Tax Code, and (ii) as a result of Advisor’s contractual duties under this Agreement, certain reimbursements under this Agreement are “flow-through funds” mandated by contract to be distributed within the meaning of Section 171.1011(g) of the Texas Tax Code. If applicable, the terms of this Agreement shall be interpreted in a manner consistent with the characterization of the Advisor as a “management company” as defined in Section 171.0001(11), and with the characterization of the reimbursements as “flow‑through funds” within the meaning of Section 171.1011(f)-(g) of the Texas Tax Code.
6.14.    Non-Solicitation. During the period commencing on the effective date of this Agreement and ending one year following the termination of this Agreement, neither the

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Company nor the Operating Partnership shall, without the Advisor’s prior written consent, directly or indirectly, (a) solicit or encourage any person to leave the employment or other service of the Advisor or its affiliates or (b) hire, on behalf of the Company or any other person or entity, any person who has within the prior year left his or her employment with the Advisor or its affiliates. During the period commencing on the effective date of this Agreement and ending one year following the termination of this Agreement, neither the Company nor the Operating Partnership shall, whether for its own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the relationship of the Advisor or its affiliates with, or endeavor to entice away from the Advisor or its affiliates, any person who during the term of the Agreement is, or during the preceding one-year period was, a customer of the Advisor or its affiliates. Notwithstanding the foregoing, the obligations of the Company under this Section 6.14 shall be waived and shall not apply in the following circumstances:
(i)    (A) the Advisor files for a voluntary petition under Title 11 of the United States Code, 11 U.S.C. §101, et seq., as amended from time to time, or any successor statute or statutes (the “Bankruptcy Code”) Code or any other Federal or state bankruptcy, receivership or insolvency law; or (B) an involuntary petition is filed against the Advisor under the Bankruptcy Code or any other Federal or state bankruptcy, receivership or insolvency law, and such petition or proceeding has not been dismissed or terminated within 60 days of such filing;
(ii)    in the event the Advisor either (A) terminates this Agreement pursuant to Section 4.02 hereof because Advisor is no longer in the business of providing real estate asset management services or (B) materially breaches its obligations to provide the services set forth in Section 2.02 hereof (other than with respect to providing services with respect to acquisitions or prospective acquisitions), and such material breach continues uncured for 15 business days after the date the Company has given the Advisor written notice of such material breach pursuant to Section 6.03; or
6.15.    Rules of Construction. The headings herein are for convenience only, do not constitute a part of this Agreement. The recitals constitute an integral part of this Agreement and hereby are incorporated by reference in this Section 6.15. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Whenever the words “include”, “includes”, “including” or “such as” are used in this Agreement, they shall be deemed to be followed by the words “, but not limited to,”, whether or not they are in fact followed by those words or words of like import.
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IN WITNESS WHEREOF, the parties hereto have executed this Advisory Management Agreement as of the date and year first above written.
BEHRINGER HARVARD OPPORTUNITY
REIT II, INC.

By:	/s/ Andreas K. Bremer Name: Andreas K. Bremer Title: Chairman of the Special Committee and Authorized Signatory
BEHRINGER HARVARD OPPORTUNITY OP II LP
By:    BHO II, Inc.,
Its General Partner

By:	/s/ Terri Warren Reynolds Name: Terri Warren Reynolds Title: Senior Vice President – Legal and Secretary

[Signature Page to the Advisory Management Agreement]

LSG-BH II ADVISOR LLC

By:	/s/ David Lichtenstein Name: David Lichtenstein Title: Authorized Signatory

[Signature Page to the Advisory Management Agreement]